Exhibit (d)(2)

EXECUTION COPY

LIMITED GUARANTY

Limited Guaranty, dated as of April 29, 2013 (this “Limited Guaranty”), by Avista Capital Partners (Offshore) III, L.P., a Bermuda exempted limited partnership, and Avista Capital Partners III, L.P., a Delaware limited partnership (each, a “Guarantor” and, collectively, the “Guarantors”), in favor of Telular Corporation, a Delaware corporation (the “Company”).  Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among the Company, ACP Tower Holdings, LLC, a Delaware limited liability company (“Parent”), and ACP Tower Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.            Limited Guaranty.  Subject to Section 21, each Guarantor hereby irrevocably and unconditionally guarantees to the Company, the payment, if and when required and due, solely of (a) the Parent Termination Fee to the extent such payment obligation is due and payable by Parent pursuant to the terms and conditions of Section 12.04(c) of the Merger Agreement and subject to the limitations on liability set forth in the Merger Agreement, (b) any expense reimbursement or indemnification obligation of Parent to the extent such obligation is due and payable by Parent pursuant to the terms and conditions of Section 7.05(b) of the Merger Agreement, and (c) to the extent that the Company is the prevailing party in connection with the enforcement of its rights under or in respect of this Limited Guaranty, all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses) incurred by the Company in connection with the enforcement of its rights under or in respect of this Limited Guaranty (collectively, the “Guaranteed Obligation”); provided, that this Limited Guaranty will expire and will have no further force or effect, and the Company and the Company Related Parties will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantors hereunder in accordance with Section 6.  The Company hereby agrees that (A) the Guarantors shall in no event collectively be required to pay more than the sum of (x) $14,050,000, (y) any expense reimbursement or indemnification obligation of Parent to the extent such obligation is due and payable by Parent pursuant to the terms and conditions of Section 7.05(b) of the Merger Agreement (which amount shall not exceed $100,000 without the prior consent of Parent), and (z) to the extent that the Company is the prevailing party in connection with the enforcement of its rights under or in respect of this Limited Guaranty, all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses) incurred by the Company in connection with the enforcement of its rights under or in respect of this Limited Guaranty (the “Maximum Liability Cap”), and (B) no Guarantor or Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty, other than as expressly set forth herein. The Guarantors hereby acknowledge and agree that the execution and delivery of this Limited Guaranty by each Guarantor is intended as an inducement to the Company to enter into the Merger Agreement, and that in the absence of this Limited Guaranty, the Company would not enter into the Merger Agreement.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.            Terms of Limited Guaranty. This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent, Merger Subsidiary, any Guarantor or any other guarantor now or hereafter liable with respect to the Guaranteed Obligation, or whether Parent, Merger Subsidiary or any other Guarantor is joined in such action or actions.

(b)            Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guaranty (including Section 6), the liability of the Guarantors under this

Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(i)                                  the value, genuineness, regularity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein, including this Limited Guaranty (other than in the case of (A) fraud by the Company, (B) defenses to the payment of the Guaranteed Obligation that are available to Parent or Merger Subsidiary under the Merger Agreement, or (C) any attempt by the Company or any Person acting on its behalf to seek to impose liability upon the Guarantor in violation of the provisions set forth in Section 4 below);

(ii)                              any change in the corporate (or limited liability company or limited partnership) existence, structure or ownership of Parent, Merger Subsidiary or any Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Subsidiary or any Guarantor or any of their respective assets;

(iii)              any waiver, amendment or modification of the Merger Agreement in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Company, on the one hand, and Parent and/or Merger Subsidiary, on the other hand, in connection therewith;

(iv)              the existence of any claim, set off or other right that the Guarantors may have at any time against Parent or Merger Subsidiary or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(v)                  the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Subsidiary or any Guarantor;

(vi)              the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligation;

(vii)          the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); or

(viii)      any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than payment of the Guaranteed Obligation or as permitted by Section 2(e) of this Limited Guaranty).

(c)             The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligation and notice of or proof of reliance by the Company upon this Limited Guaranty or acceptance of this Limited Guaranty.  The Guaranteed Obligation, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Subsidiary or the Guarantors, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty.  When pursuing its rights and remedies hereunder against any Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Subsidiary or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Subsidiary or any such other Person or to realize upon or to exercise any such right of offset shall not relieve any Guarantor of any liability hereunder.

(d)            The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Subsidiary becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder.  In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

(e)             Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that each of the Guarantors may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guaranty or any claim, set-off, deduction, defense or release that Parent or Merger Subsidiary could assert against the Company under the terms of, or with respect to, the Merger Agreement (including, without limitation, any such claim or defense that the Parent Termination Fee is not then required to be due and payable by Parent pursuant to the terms and conditions of Section 12.04(c) of the Merger Agreement and subject to the limitations on liability set forth therein).

3.            Waiver of Acceptance, Presentment; Etc.  Without amending or limiting the other provisions of this Limited Guaranty (including Section 6), the Guarantors irrevocably waive promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Parent or Merger Subsidiary under or in connection with the Merger Agreement, other than defenses that are available to Parent or Merger Subsidiary (a) under the Merger Agreement, (b) in respect of a breach by the Company of this Limited Guaranty, and (c) in respect of fraud of the Company or the Company Related Parties in connection with the Merger Agreement or the transactions contemplated thereby.  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in the Limited Guaranty are knowingly made in contemplation of such benefits.

4.            Sole Remedy. The Company acknowledges and agrees that no funds are expected to be contributed to Parent or Merger Subsidiary unless the Offer Closing occurs, and that, except for rights against Parent and Merger Subsidiary to the extent expressly provided in Section 3 of the Equity Commitment Letter and Section 12.13(b)(i) or Section 12.13(b)(ii) of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Subsidiary by any Guarantor, any Guarantor Affiliate (as hereinafter below) or any other Person.

(b)            The Company further agrees and acknowledges that no Person other than the Guarantors has any obligations hereunder and that, notwithstanding that the Guarantors may be limited partnerships, the Company has no remedy, recourse or right of recovery against, or contribution from, (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of any Guarantor, (ii) Parent or Merger Subsidiary, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Subsidiary or (iv) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates of any of the foregoing (those persons and entities described in the foregoing clauses being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent or Merger Subsidiary or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Guarantor, Parent or Merger Subsidiary against any Guarantor or any Guarantor Affiliate, or otherwise, except for (w) its rights against the Guarantors under this Limited Guaranty, (x) its third party beneficiary rights under the Equity Financing Letter (but subject to the conditions and limitations set forth therein), (y) its rights and remedies under the Confidentiality Agreement and (z) its rights against Parent or Merger Subsidiary under, and in accordance with, the terms and conditions of the Merger Agreement; provided, however, that in the event any Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of all of such Guarantor’s remaining net assets plus uncalled capital commitment is less than the amount of the Guaranteed Obligation for which such Guarantor is liable in accordance with the terms of this Limited Guaranty, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability hereunder.  As used herein, unless otherwise specified, the term Guarantor shall include such Guarantor’s Successor Entity.

(c)             The Company hereby covenants and agrees that it shall not institute, and shall cause each other Company Related Party not to institute, directly or indirectly, any Action or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the Debt Commitments Letter or the transactions contemplated hereby or thereby, against any Guarantor or any Guarantor Affiliate, except to the extent (but only to the extent) in request (i) claims by the Company against any Guarantor under and in accordance with this Limited Guaranty (the “Retained Guaranty Claims”), (ii) claims by the Company to which the Company is against Parent or Merger Subsidiary under and in accordance with the Merger Agreement (the “Retained Merger Agreement Claims”), (iii) claims by the Company against Avista Capital Holdings L.P. under and in accordance with the Confidentiality Agreement (“Retained Confidentiality Agreement Claims”), (iv) claims by the Company against the Investors (as defined in the Equity Commitment Letter) under and in accordance with Section 6 of the Equity Commitment Letter (“Retained Direct Equity Commitment Claims”) and (v) claims by the Company is expressly entitled to cause Parent to enforce the Equity Commitment Letter in accordance with the second to last sentence of Section 6 thereof and Section 12.13(b)(i) of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, claims by the Company against Parent seeking to cause Parent to enforce the Equity Commitment Letter in accordance with its terms (the “Retained Indirect Equity Commitment Claims” and together with the Retained Guaranty Claims, the Retained Merger Agreement Claims, the Retained Confidentiality Agreement Claims and the Retained Indirect Equity Commitment Claims, the “Retained Claims”).

(d)            Recourse (i) against each Guarantor, as applicable, solely with respect to the Retained Guaranty Claims, (ii) against Parent solely with respect to the Retained Merger Agreement Claims and the Retained Equity Commitment Claims and (iii) against Avista Capital Holdings L.P. solely with respect to the Retained Confidentially Agreement Claims shall be the sole and exclusive remedy of the Company and the Company Related Parties against any Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, and such recourse shall be limited to the Parent Termination Fee and the other limitations described herein and therein.

5.            Subrogation.  The Guarantors will not exercise any rights of subrogation or contribution against Parent or Merger Subsidiary, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation have been paid in full.

6.            Termination.  No Guarantor shall have any further liability or obligation under this Limited Guaranty from and after the earliest of (a) the Offer Closing, (b) termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which the Parent Termination Fee is, in accordance with Section 12.04(c) of the Merger Agreement, due and owing by Parent or Merger Subsidiary (any such termination for which Parent Termination Fee is so due and owing, a “Qualifying Termination”)) and (c) the 120th day after a Qualifying Termination unless prior to the 120th day after such Qualifying Termination, the Company shall have commenced a suit, action or other proceeding (x) Parent or Merger Subsidiary alleging a Parent Termination Fee is due and owing or (y) against the Guarantors that amounts are due and owing from the Guarantors pursuant to Section 1 of this Limited Guaranty (a “Qualifying Suit”); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the 120th day after a Qualifying Termination, no Guarantor shall have any further liability or obligation under this Limited Guaranty from and after the earliest of (i) the Offer Closing, (ii) a final non-appealable resolution of such Qualifying Suit determining that either Parent or Merger Subsidiary does not owe a Parent Termination Fee, or that the Guarantors do not owe any amount pursuant to Section 1 of this Limited Guaranty, (iii) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of the Guarantors pursuant to this Limited Guaranty, and (iv) payment of an amount equal to the Parent Termination Fee by the Guarantors, Parent or Merger Subsidiary or such other amount for which the Guarantors, Parent or Merger Subsidiary is held liable pursuant to such resolution of such Qualifying Suit.  In the event that the Company or any other Company Related Party institutes any suit, action or other proceeding or makes any claim (A) asserting that the provisions of this Section 6 or Sections 1, 4, 7, 8, 9, 11 or 15 hereof are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Maximum Liability Cap, (B) arising under, or in connection with, this Guaranty, the Merger Agreement, the Financing Commitments or the transactions contemplated hereby or thereby, other than a Retained Claim, (C) that is a Retained Claim against any Person other than (i) claims by the Company against any Guarantor under and in accordance with this Limited Guaranty, (ii) claims by the Company against Parent or Merger Subsidiary under and in accordance with the Merger Agreement or (iii) to the extent (but only to the extent) the Company is expressly entitled to cause Parent to enforce the Equity Commitment pursuant to the second to last sentence of Section 6 of the Equity Commitment Letter and Section 12.13(b) of the Merger Agreement, and in each case subject to all of the terms, in each case to all of the terms, conditions and limitations herein and therein or (D) in respect of a Retained Claim in any jurisdiction other than the State of Delaware, then (I) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and be null and void, (II) if any Guarantor has previously made any payments under this Limited Guaranty, such Guarantor shall be entitled to recover such payments from the Company and (III) none of the Guarantors, Parent, Merger Subsidiary nor any Guarantor Affiliate shall have any liability to the Company or any other Company Related Party under this Limited Guaranty or with respect to the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter or the transactions contemplated hereby or thereby.  Upon the request of any Guarantor after any termination of the obligations and liabilities of the Guarantors pursuant to the provisions of this Section 6, the Company shall provide such Guarantor with written confirmation of such termination.

7.            Continuing Guaranty.  Except to the extent that the obligations and liabilities of the Guarantors are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon each Guarantor, its successors and assigns, and any Successor Entity, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns.  All obligations to which this Limited

Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  Notwithstanding anything to the contrary contained in this Limited Guaranty, the Company hereby agrees that to the extent Parent and Merger Subsidiary are relieved of any of their representations, warranties, covenants or agreements contained in the Merger Agreement so as to render all continuing liability or obligations arising in connection with the Merger Agreement inapplicable, or Parent is relieved of all of its payment obligations under Section 12.04(c) of the Merger Agreement in respect of the Guaranteed Obligation (in each case, other than as provided for under Section 2(b)(ii) of this Limited Guaranty), each Guarantor shall be similarly relieved of its Guaranteed Obligation under this Guaranty.

8.            Release.  By its acceptance of this Limited Guaranty, to the maximum extent permitted by law (including the Securities Act and the Exchange Act), the Company, on its own behalf and on behalf of each of the Company Related Parties, hereby waives each and every right of recovery against each Guarantor and each Guarantor Affiliate under or in connection with or related to this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter or the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, and hereby releases each Guarantor and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the Debt Commitment Letter or the transactions contemplated hereby or thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of any Guarantor, Parent or Merger Subsidiary or any other Person against any Guarantor or any Guarantor Affiliate, or otherwise under any theory of law or equity (the “Released Claims”); provided that the foregoing shall not limit, and the Released Claims shall not include, any of the Retained Claims that are specifically permitted against such Guarantor or Guarantor Affiliate pursuant to Section 4(c) of this Limited Guaranty.  Without otherwise limiting the generality of the foregoing or any rights or remedies available to any Guarantor or any Guarantor Affiliate, the Company agrees that this Limited Guaranty shall serve as a complete defense to any Released Claim against any Guarantor or any Guarantor Affiliate.

9.            Entire Agreement.  This Limited Guaranty, together with the Merger Agreement, the Confidentiality Agreement and the Equity Commitment Letter, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Subsidiary and the Guarantors or any Guarantor Affiliate, on the one hand, and the Company or any of the Company Related Parties, on the other hand.

10.    Amendments and Waivers.  No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, or impair the rights of the party granting such waiver in any other respect or at any other time.  No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.

11.    No Third Party Beneficiaries.  Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and the Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

12.    Counterparts.  This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Limited Guaranty will become effective when duly executed by each party hereto.

13.    Delivery by Facsimile or Electronic Transmission.  This Limited Guaranty and any signed agreement or instrument entered into in connection with this Limited Guaranty, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Limited Guaranty or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

14.    Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, in each case to the intended recipient as set forth below:

(a)       To the applicable Guarantor, as follows (addressed in such Guarantor’s name):

c/o Avista Capital Partners
65 East 55th Street, 18th Floor
New York, NY 10022
Attention:	Brendan Scollans
Ben Silbert
Telephone:	(212) 593-6932
Facsimile:	(212) 593-6933

with a copy to (which shall not constitute notice):

Kirkland & Ellis, LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Jai Agrawal
Facsimile:	(212) 446-6460

(b)      if to the Company, to:

Telular Corporation
311 S. Wacker Drive, Suite 4300
Chicago, Illinois 60606
Attention:	Jonathan Charak, CFO
Facsimile:	(312) 379- 8364

with a copy to (which shall not constitute notice):

Kelley Drye & Warren LLP

333 W. Wacker, Suite 2600

Chicago, Illinois 60606

Attention: Thomas H. Ferguson and Timothy R. Lavender

Facsimile: (312) 857-7095

15.    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THIS LIMITED GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.  Each party hereto agrees that it shall bring any action or actions in respect of any claim arising out of or related to this Limited Guaranty or the negotiation, execution or performance of this Limited Guaranty (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guaranty) and agrees that all claims in respect of any such action or proceeding shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (collectively, the “Chosen Courts”), and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15 hereto shall be deemed effective service of process on such party. The parties hereto agree that a final non-appealable trial court judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto agree that any or all of them may file a copy of this Section 15 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties to irrevocably waive any objections to venue or to convenience of forum. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LIMITED GUARANTY OR THE MERGER AGREEMENT.

16.    Representations and Warranties.   Each Guarantor hereby represents and warrants to the Company with respect to itself that:  (a) it is duly organized and validly existing under the laws of its jurisdiction of organization; (b) it has all power and authority to execute, deliver and perform this Limited Guaranty; (c) the execution, delivery and performance of this Limited Guaranty by such Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such Guarantor are necessary therefor; (d) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (e) the execution, delivery and performance by such Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable law or judgment binding on such Guarantor or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Guarantor is a party, and (f) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect.

17.    No Assignment.  Neither the Guarantors nor the Company may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by any Guarantor) or the Guarantors (in the case of an assignment by the Company), except that if all or any portion of a Guarantor’s commitment pursuant to the Equity Commitment Letter is allocated or assigned in accordance with the terms thereof, then a corresponding portion of such Guarantor’s obligations hereunder may be assigned or allocated (without relieving such Guarantor of its obligations hereunder) to the same Person; provided, that in the case of an assignment by such Guarantor, if any such assignee delivers to the Company a joinder to this Limited Guaranty, then upon delivery of such guarantee (and subject to the prior written consent of the Company) the Guarantor effecting such assignment shall be relieved of such portion of the Guaranteed Obligation hereunder solely to the extent such assignee performs in full its obligations under such guarantee and solely to the extent of amounts actually paid to the Company by such assignee pursuant to such guarantee.

18.    Severability.  Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder with respect to the Guaranteed Obligation provided in Section 1 hereof and to the provisions of Sections 2(e), 4, 5 and 8 hereof.  No party hereto shall assert, and each party shall cause its respective Affiliates, members, securityholders and representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

19.    Confidentiality.

This Limited Guaranty shall be treated as confidential and is being provided to the Company solely in connection with the execution and delivery of the Merger Agreement.  This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement or in connection with the enforcement of this Limited Guaranty by the Company), except with the written consent of the Guarantors and the Company; provided, that no such written consent shall be required (and the Guarantors, the Company and their respective Affiliates shall be free to release such information) (a) for disclosures to such Person’s respective representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 19, and (b) to the extent required by Applicable Law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Merger.

20.    Headings.The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

21.    Relationship of the Parties; Joint and Several Liability. Each party acknowledges and agrees that (i) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (ii) the obligations of each of the Guarantors under this Limited Guaranty are solely contractual in nature and (iii) the determination of each Guarantor was independent of each other.  In no event shall Parent, Merger Subsidiary or any Guarantor be considered an “Affiliate,” “member,” “securityholder” or “representative” of the Company for any purpose of this Limited

Guaranty.  Nothing herein shall be deemed to limit, amend or release any rights of Parent or Merger Subsidiary under the Debt Commitment Letter.

(b)                              Each Guarantor hereby irrevocably and unconditionally accepts joint and several liability under this Limited Guaranty; it being the intention of the parties hereto that all obligations of each Guarantor hereunder and thereunder be the joint and several obligations of each Guarantor, without preference or distinction among them, to the full extent of the Guaranteed Obligation.  Parent may, in its sole discretion, bring a separate action or actions against any or all of the Guarantors hereunder for satisfaction of the Guaranteed Obligation hereunder, regardless of whether the action is brought against Parent, Merger Subsidiary or any other Guarantor or whether Parent, Merger Subsidiary, any other Guarantor is joined in such action or actions

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

AVISTA CAPITAL PARTNERS III, L.P.
AVISTA CAPITAL PARTNERS (OFFSHORE) III, L.P.

By: Avista Capital Partners III GP, L.P.
Its: General Partner

By: Avista Capital Managing Member, LLC
Its: General Partner

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel

TELULAR CORPORATION

By:	/s/ Joseph A. Beatty
Name: Joseph A. Beatty
Title: CEO

Signature Page to Limited Guaranty